Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES CHANGE TO VIRTUAL
2020 ANNUAL MEETING OF STOCKHOLDERS

Houston, Texas (March 19, 2020) -- Kirby Corporation ("Kirby” or the “Company") (NYSE:KEX) announced today that the location of its 2020 Annual Meeting of Stockholders will be changed from an in person meeting to a virtual format via a live online webcast. The annual stockholder meeting, which was previously announced in Kirby’s Notice of 2020 Annual Meeting and Proxy Statement and filed with the Securities and Exchange Commission (“SEC”) on March 6, 2020, will be still be held on April 28, 2020 at 10:00 a.m. CDT, but in a virtual meeting format only.

Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and wellbeing of Kirby’s associates, employees, and stockholders, the Company has made the decision to change the location and format of the 2020 Annual Meeting of Stockholders from an in person meeting to a virtual webcast. On March 18, 2020, Kirby’s Board of Directors (“the Board”) unanimously approved an amendment to the Company’s bylaws to allow for this change. The Company’s executive leadership team and Board believe this format will provide Kirby’s stockholders a better opportunity to attend the meeting given ongoing travel restrictions and health concerns. Stockholders of record at the close of business on March 2, 2020 will be able to access the 2020 Annual Meeting webcast online at www.virtualshareholdermeeting.com/KEX2020 by entering their 16-digit control number provided in their proxy materials.

To access Kirby’s Notice of 2020 Annual Meeting and Proxy Statement as filed with the SEC on March 6, 2020 online, please visit the Financials section of the Company’s investor relations website at http://investors.kirbycorp.com under the Proxy Statements heading.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive     Suite 1000    P. O. Box 1745     Houston, Texas 77251     713/435-1000     Fax 713/435-1010